Exhibit 99.1

Seasoned business veteran Jarrett Boon steps up to the role of CEO as Brian John departs to Focus on Legacy Jupiter Wellness products.

●	Boon was one of the original thought leaders and investors in LifeLock, which was subsequently acquired for $2.3 billion.

●	He was the Co-Founder and CEO of GBB Drink Lab, which developed Safety Shot.

●	Boon will lead the launch and growth of the Safety Shot business.

JUPITER, FL – February 28, 2024 – Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), a pioneer in innovative well-being solutions, announced today that Brian John is stepping down as Chief Executive of the Company. In this transition, Jarrett Boon will be appointed as the new Chief Executive Officer.

Jarrett Boon has over 30 years of experience building successful businesses from creation to exit. He was one of the original thought leaders and investors in LifeLock, a leading identity protection provider. At LifeLock Boon applied his expertise in sales, marketing, and strategic business development to grow the company to $500 million in revenue. LifeLock went public in 2012 and was subsequently acquired by Symantec in 2016 for $2.3 billion. Prior to LifeLock, Boon founded SW Promotions, a marketing and advertising company. SW Promotions and its 400 employees were acquired by one of its publicly traded partners.

Brian John is leaving the Company to work with Elite Health Partners Inc., a leading provider of world-class, innovative products and services that fulfill a broad range of consumer health and beauty needs globally. Safety Shot had recently signed an agreement to license and sell its legacy Jupiter Wellness assets to Elite on February 22, 2024.

The Company’s Jupiter Wellness assets include a portfolio of over-the-counter commercialized products as well as product candidates in development for indications including skin care, hair growth, and women’s health. Safety Shot is spinning off its legacy assets from its Jupiter Wellness business to unlock value for shareholders.

“Safety Shot is an incredible product that is catching fire on social media and the internet.,” stated John. It is time to transition the Company to make room for experts in the Beverage space. I have had the pleasure working along Side Jarrett for the past 8 months and I am 100% confident he is the right person to take Safety Shot to the next level.” Additionally, I look forward to making the legacy Jupiter Wellnesses products another asset and dividend for Shot Shareholders.”

“I thank Brian for the passion and commitment he has brought to Safety Shot and wish him well as he moves on to his next chapter with Elite Health Partners,” commented Boon. “I am excited to take the business forward and even more excited about the tremendous potential that Safety Shot has to improve the health and well-being of millions of consumers in the growing $1.56 billion market. This is an amazing opportunity and I will be dedicated to accelerating the growth of Safety Shot into a leading wellness beverage while increasing shareholder value,” he added.

About Safety Shot

Safety Shot Inc., founded in 2018, is the first patented beverage that makes you feel better fast by reducing blood alcohol content and increasing mental clarity. Valued at $1.56 billion in 2020 and projected to grow at a CAGR of 14.6% through 2028, Safety Shot leverages scientifically proven ingredients to enhance metabolic pathways responsible for breaking down blood alcohol levels. The drink is purported to form a protective layer around the stomach, preventing residual alcohol absorption into the body. The formulation includes a tailored selection of all-natural vitamins, minerals, and nootropics, promoting faster alcohol breakdown and aiding in recovery and rehydration Safety Shot has been available for retail purchase since the first week of December 2023 at www.DrinkSafetyShot.com and www.Amazon.com. Additionally, the company plans to introduce business-to-business sales to distributors, retailers, restaurants, and bars in 2024.

Forward Looking Statements

This communication contains forward-looking statements regarding Safety Shot, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Safety Shot’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Safety Shot and, including those described from time to time under the caption “Risk Factors” and elsewhere in Safety Shot’s Securities and Exchange Commission (SEC) filings and reports, including Safety Shot’s Annual Report on Form 10-K for the year ended December 31, 2023 and future filings and reports by Safety Shot. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Safety Shot on its website or otherwise. Safety Shot undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact:

Phone: 561-244-7100

Email: investors@drinksafetyshot.com